UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 15, 2006

webMethods, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-15681	54-1807654
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3877 Fairfax Ridge Road, South Tower, Fairfax, Virginia		22030
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-460-2500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.02 Results of Operations and Financial Condition.

The following information, including the exhibit attached hereto, is being furnished to the Securities and Exchange Commission under Item 2.02 — Results of Operations and Financial Condition and shall not be deemed "filed" for any purpose. In addition, the information, including the exhibit attached hereto, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

On June 15, 2006, webMethods, Inc. (the "Company") issued a press release announcing that the Company would file a Form 12b-25 with the Securities and Exchange Commission ("SEC"), in order to extend the filing due date for its Annual Report on Form 10-K for the fiscal year ended March 31, 2006. The Company subsequently filed the Form 12b-25 and expects to file its Form 10-K within the fifteen-day extension period.

The press release is attached as Exhibit 99.1 to this Form 8-K.

The press release stated that the Company was in the process of assessing the amount by which its net income and earnings per share for the fourth quarter and fiscal year ended March 31, 2006 would increase as a result of an income tax benefit in the fourth quarter relating to its Australian subsidiary. The Company subsequently completed this assessment and determined that the amount of the income tax benefit is approximately $2.1 million. As a result, the Company expects to report GAAP net income of approximately $10.5 million, or $0.19 per diluted share, for the quarter ended March 31, 2006, and GAAP net income of approximately $18.0 million, or $0.33 per diluted share, for the fiscal year ended March 31, 2006.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1 Press release dated June 15, 2006

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

webMethods, Inc.

June 16, 2006	By:	/S/ MARK WABSCHALL

Name: MARK WABSCHALL
Title: Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated June 15, 2006